                                                                     EXHIBIT 4.2


                                PENNZOIL COMPANY

                                     BY-LAWS
                                  (AS AMENDED)

                                   ARTICLE I.
                            MEETINGS OF SHAREHOLDERS

     SECTION 1. The annual meeting of the shareholders of this Corporation shall be held on the first Thursday of May in each year, at ten o'clock A.M., and on any subsequent day or days to which such meeting may be adjourned, for the purposes of electing directors and of transacting such other business as may properly come before the meeting. The Board of Directors shall designate the place for the holding of such meeting, and at least ten days' notice shall be given to the shareholders of the place so fixed. If the day designated herein is a legal holiday, the annual meeting shall be held on the first succeeding day which is not a legal holiday. If for any reason the annual meeting shall not be held on the day designated herein, the Board of Directors shall cause the annual meeting to be held as soon thereafter as may be convenient.

     SECTION 2. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the Executive Committee, the Chairman of the Executive Committee or the President or by shareholders entitled to cast not less than 25% of the votes which all shareholders are entitled to cast (i.e., by 25% of the outstanding shares entitled to vote). Upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary of the Corporation to fix the date of the meeting to be held not less than ten nor more than sixty days after the receipt of the request and to give due notice thereof. If the Secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons calling the meeting may do so.

     SECTION 3. Every special meeting of the shareholders shall be held at such place within or without the State of Delaware as the Board of Directors may designate, or, in the absence of such designation, at the registered office of the Corporation in the State of Delaware.

     SECTION 4. Written notice of every meeting of the shareholders shall be given by the Secretary of the Corporation to each shareholder of record entitled to vote at the meeting, by placing such notice in the mail at least ten days, but not more than sixty days, prior to the day named for the meeting addressed to each shareholder at his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice.

     SECTION 5. The Board of Directors may fix a date, not less than ten nor more than sixty days preceding the date of any meeting of shareholders, as a record date for the determination of shareholders entitled to notice of, or to vote at, any such meeting. The Board of Directors shall not close the books of the Corporation against transfers of shares during the whole or any part of such period.

     SECTION 6. The notice of every meeting of the shareholders may be accompanied by a form of proxy approved by the Board of Directors in favor of such person or persons as the Board of Directors may select.

     SECTION 7. A majority of the outstanding shares of stock of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of the shareholders, and the shareholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. Directors shall be elected by a plurality of the votes cast in the election. For all matters as to which no other voting requirement is specified by the General Corporation Law of the State of Delaware (the "General Corporation Law"), the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation") or these By-laws, the affirmative vote required for shareholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). In the case of a matter submitted for a vote of the shareholders as to which a shareholder approval requirement is applicable under the shareholder approval policy of the New York Stock Exchange, the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 or any provision of the Internal Revenue Code, in each case for which no higher voting requirement is specified by the General Corporation Law, the Certificate of Incorporation or these By-laws, the vote required for approval shall be the requisite vote specified in such shareholder approval policy, Rule 16b-3 or Internal Revenue Code provision, as the case may be (or the highest such requirement if more than one is applicable). For the approval of the appointment of independent public accountants (if submitted for a vote of the shareholders), the vote required for approval shall be a majority of the votes cast on the matter.

     SECTION 8. Any meeting of the shareholders may be adjourned from time to time, without notice other than by announcement at the meeting at which such adjournment is taken, and at any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting.

     SECTION 9. Subject to such rights of the holders of Preferred Stock or Preference Common Stock or any series thereof as shall be prescribed in the Certificate of Incorporation or in the resolutions of the Board of Directors providing for the issuance of any such series, only persons who are nominated in accordance with the procedures set forth in this Section 9 shall be eligible for election as, and to serve as, directors. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders at which directors are to be elected (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 9 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the requirements of this Section 9. In addition to any other applicable requirements, nominations, other than those made by or at the direction of the Board of Directors (or any duly authorized committee thereof) shall be preceded by timely notice thereof in proper written form to the Secretary of the Corporation.

                    To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above.

                    To be in proper written form, a shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such person and
(iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder,
(iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of the directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

                    No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 9. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

                    Notwithstanding anything in the second paragraph of this
Section 9 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public disclosure by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this by-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public disclosure is first made by the Corporation.

                    For purposes of this Section 9 and Section 10 of these by-laws, "public disclosure" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire, Bloomberg or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     SECTION 10. No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 10 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 10. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

                    To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure (as defined in Section 9) of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above.

                    To be in proper written form, a shareholder's notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (which shall include the text of the resolution to be presented for adoption, indicating without limitation the text of any proposed alteration, amendment, rescission or repeal of these By-laws) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

                    No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 10; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 10 shall be deemed to preclude discussion by any shareholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

                    At a special meeting of shareholders, only such business shall be conducted as shall have been set forth in the notice relating to the meeting. At any meeting, matters incident to the conduct of this meeting may be voted upon or otherwise disposed of as the presiding officer of the meeting shall determine to be appropriate.

     SECTION 11. Meetings of shareholders shall be presided over by the Chairman of the Board or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary of the Corporation shall act as secretary of the meeting, but in the absence of the Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

                    The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be determined by the person presiding over the meeting. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present;
(iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine;
(iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

                                   ARTICLE II.
                               BOARD OF DIRECTORS

     SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall be divided into three classes as provided in the Certificate of Incorporation. The number of directors shall be seven. Each director shall hold office for the full term to which he shall have been elected and until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

     SECTION 2. Except as provided in the Certificate of Incorporation of the Corporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     SECTION 3. No director of the Corporation shall be removed from his office as a director by vote or other action of shareholders or otherwise except for cause.

     SECTION 4. Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Delaware, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time or place of holding regular meetings of the Board of Directors may be changed by the Chairman of the Board or the President by giving written notice thereof as provided in Section 6 of this
Article II.

     SECTION 5. Special meetings of the Board of Directors shall be held, whenever called by the Chairman of the Board, the President, or a majority of the directors then in office, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting.

     SECTION 6. Written notice of the time and place of, and general nature of the business to be transacted at, all special meetings of the Board of Directors, and written notice of any change in the time or place of holding the regular meetings of the Board of Directors, shall be given to each director personally or by mail or by telegraph, telecopier or similar communication at least one day before the day of the meeting; provided, however, that notice of any meeting need not be given to any director if waived by him in writing, or if he shall be present at such meeting.

     SECTION 7. A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business; but a lesser number may adjourn from day to day until a quorum is present. Except as otherwise provided by law or in these By-laws, all questions shall be decided by the vote of a majority of the directors present.

     SECTION 8. Any action which may be taken at a meeting of the directors or members of the Executive Committee may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all of the directors or members of the Executive Committee as the case may be and shall be filed with the Secretary of the Corporation.

     SECTION 9. The Board of Directors may designate one or more of its number to be Vice Chairman of the Board, Chairman of the Executive Committee, and Chairman of any other committees of the Board and to hold such other positions on the Board as the Board of Directors may designate.

                                  ARTICLE III.
                               EXECUTIVE COMMITTEE

     The Board of Directors may, by resolution adopted by a majority of the whole Board, designate two or more of its number to constitute an Executive Committee which committee, during intervals between meetings of the Board, shall have and exercise the authority of the Board of Directors in the management of the business of the Corporation to the extent permitted by law.

                                   ARTICLE IV.
                                    OFFICERS

     SECTION 1. The officers of the Corporation shall consist of a Chairman of the Board, President, Secretary, Treasurer and such Executive, Group, Senior or other Vice Presidents, and other officers as may be elected or appointed by the Board of Directors. Any number of offices may be held by the same person. All officers shall hold office until their successors are elected or appointed, except that the Board of Directors may remove any officer at any time at its discretion.

     SECTION 2. The officers of the Corporation shall have such powers and duties as generally pertain to their offices, except as modified herein or by the Board of Directors, as well as such powers and duties as from time to time may be conferred by the Board of Directors. The Chairman of the Board shall have such duties as may be assigned by the Board of Directors from time to time and shall preside at meetings of the Board and of the Executive Committee and at meetings of the stockholders. The President shall be the chief executive officer of the Corporation. The President shall confer with the Chairman of the Board respecting (i) developments affecting the business, properties and prospects of the Company, (ii) the preparation of and any modifications to the Company's annual profit plan, annual capital expenditure budget and long-term strategic business plan, and (iii) the establishment of and any modification to the Company's policies and employment practices (including compensation and benefit matters). In addition, the President shall confer with the Chairman of the Board respecting any matters which are proposed for submission for action to the Board of Directors, the Executive Committee or any other committees of the Board.

                                   ARTICLE V.
                                      SEAL

     The seal of the Corporation shall be in such form as the Board of Directors shall prescribe.

                                   ARTICLE VI.
                              CERTIFICATES OF STOCK

     The shares of stock of the Corporation shall be represented by certificates of stock, signed by the President or such Vice President or other officer designated by the Board of Directors, countersigned by the Treasurer or the Secretary; and such signature of the President, Vice President, or other officer, such countersignature of the Treasurer or Secretary, and such seal, or any of them, may be executed in facsimile, engraved or printed. In case any officer who has signed or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue. Said certificates of stock shall be in such form as the Board of Directors may from time to time prescribe.

                                  ARTICLE VII.
                                 INDEMNIFICATION

     SECTION 1. The Corporation shall indemnify, and advance Expenses (as this and all other capitalized words are defined in Section 12) to, Indemnitee in connection with a Proceeding to the fullest extent permitted by applicable law in effect on July 24, 1986, and to such greater extent as applicable law may thereafter permit. The rights of Indemnitee provided under the preceding sentence shall include, but not be limited to, the right to be indemnified to the fullest extent permitted by Section 145(b) of the D.G.C.L. in Proceedings by or in the right of the Corporation and to the fullest extent permitted by
Section 145(a) of the D.G.C.L. in all other Proceedings.

     SECTION 2. If Indemnitee is, by reason of his Corporate Status, a witness in or a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Corporation shall indemnify

Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to each Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter.

     SECTION 3. Indemnitee shall be advanced Expenses incurred in connection with a Proceeding within 10 days after requesting them to the fullest extent permitted by Section 145(e) of the D.G.C.L.

     SECTION 4. To obtain indemnification Indemnitee shall submit to the Corporation a written request with such information as is reasonably available to Indemnitee. The Secretary of the Corporation shall promptly advise the Board of Directors of such request.

     SECTION 5. If there has been no Change of Control at the time the request for indemnification is sent, Indemnitee's entitlement to indemnification shall be determined in accordance with ss. 145(d) of the D.G.C.L. If entitlement to indemnification is to be determined by Independent Counsel, the Corporation shall furnish notice to Indemnitee within 10 days after receipt of the request for indemnification, specifying the identity and address of Independent Counsel. The Indemnitee may, within 14 days after receipt of such written notice of selection, deliver to the Corporation a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis of such assertion. If there is an objection to the selection of Independent Counsel, either the Corporation or Indemnitee may petition the Court of Chancery of the State of Delaware or any other court of competent jurisdiction for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the Court.

     SECTION 6. If there has been a Change of Control at the time the request for indemnification is sent, Indemnitee's entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by Indemnitee. Indemnitee shall give the Corporation written notice advising of the identity and address of the Independent Counsel so selected. The Corporation may, within 7 days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Indemnitee may, within 5 days after the receipt of such objection from the Corporation, submit the name of another Independent Counsel and the Corporation may, within 7 days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Any objection is subject to the limitations in
Section 5. Indemnitee may petition the Court of Chancery of the State of Delaware or any other Court of competent jurisdiction for a determination that the Corporation's objection to the first and/or second selection of Independent Counsel is without a reasonable basis and/or for the appointment as Independent Counsel of a person selected by the Court.

     SECTION 7. If a Change of Control shall have occurred before the request for indemnification is sent by Indemnitee, Indemnitee shall be presumed (except as otherwise expressly provided in this Article) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 4 of this Article, and thereafter the Corporation shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Corporation provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him by clear and convincing evidence that the presumption should not apply.

                    Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 5 or 6 of this Article to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within 60 days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

     SECTION 8. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Article and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his selection until a Court has determined that such objection is without a reasonable basis.

     SECTION 9. In the event that (i) a determination is made pursuant to
Section 5 or 6 that Indemnitee is not entitled to indemnification under this Article, (ii) advancement of Expenses is not timely made pursuant to Section 3 of this Article, (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (a) within 90 days after being appointed by the Court, or (b) within 90 days after objections to his selection have been overruled by the Court, or (c) within 90 days after the time for the Corporation or Indemnitee to object to his selection, or (iv) payment of indemnification is not made within 5 days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 5, 6 or 7 of this Article, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section, the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or deemed to have been made that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 9, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

                    The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 9 that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all provisions of this Article. In the event that Indemnitee, pursuant to this Section 9, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Article, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

     SECTION 10. The rights of indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Article or any provision thereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article shall continue as to an Indemnitee whose Corporate Status has ceased and shall inure to the benefit of his heirs, executors and administrators. The Corporation may, by action of the Board of Directors, provide indemnification to employees, agents or other persons not having Corporate Status with the same or different scope and effect as the indemnification authorized by this Article VII.

     SECTION 11. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     SECTION 12.    For purposes of this Article:

                    "Change of Control" means a change in control of the Corporation after July 24, 1986 in any one of the following circumstances (1) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Corporation is then subject to such reporting requirement; (2) any "person" (as such term is used in Section 13(d) and 14(d) of the Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation's then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (3) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

                    "Corporate Status" describes the status of a person who (a) is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in each case which is controlled by the Corporation, or (b) is or was serving, at the written request of the Corporation or pursuant to an agreement in writing with the Corporation which request or agreement provides for indemnification under these By-laws, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise not controlled by the Corporation, provided that if such written request or agreement referred to in this clause (b) provides for a lesser degree of indemnification by the Corporation than that provided pursuant to this Article VII, the provisions contained in or made pursuant to such written request or agreement shall govern. References above to "other enterprises" shall include employee benefit plans and references to "serving at the request of the Corporation" shall include any service as a director, officer or employee which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan or its participants or beneficiaries.

                    "D.G.C.L." means the Delaware General Corporation Law.

                    "Disinterested Director" means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by indemnitee.

                    "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

                    "Indemnitee" includes any person who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Section 1 or 2 of this Article by reason of his Corporate Status.

                    "Independent Counsel" means a law firm, or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

                    "Matter" is a claim, a material issue, or a substantial request for relief.

                    "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee without the express prior approval thereof by the Board of Directors.

     SECTION 13. Any communication required or permitted to the Corporation shall be addressed to the Secretary of the Corporation and any such communication to Indemnitee shall be addressed to his home address unless he specifies otherwise and shall be personally delivered or delivered by overnight mail delivery.

                                  ARTICLE VIII.
                                   AMENDMENTS

     SECTION 1. Except as may be otherwise provided in Section 2 of this Article VIII, these By-laws may be altered, amended, added to or repealed by the shareholders at any annual or special meeting, by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast (i.e., by the vote of a majority of the outstanding shares entitled to vote), and, except as may be otherwise required by law, the power to alter, amend, add to or repeal these By-laws is also vested in the Board of Directors (subject always to the power of the shareholders to change such action); provided, however, that notice of the general nature of any such action proposed to be taken shall be included in the notice of the meeting of shareholders or of the Board of Directors at which such action is taken.

     SECTION 2. There shall be required for any alteration, amendment or repeal of, or addition to, these By-laws the effect of which would be to require a greater percentage vote for action by the Board of Directors or by the shareholders than is otherwise provided by these By-laws or by applicable law the vote of (a) shareholders entitled to cast that same greater percentage of the votes which all shareholders are entitled to cast (if the action is to be by the shareholders) or (b) that same greater percentage of the directors then in office (if the action is to be by the Board of Directors), provided that in neither case shall a percentage vote in excess of 66-2/3% thereof be required pursuant to this sentence. This Section 2 may not be altered, amended or repealed unless such alteration, amendment or repeal is adopted by the vote of 66-2/3% of the directors then in office or the vote of shareholders entitled to cast 66-2/3% of the votes which all shareholders are entitled to cast.



December 30, 1998